Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-189877) pertaining to the Noodles & Company Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-189878) pertaining to the Noodles & Company Amended and Restated 2010 Stock Incentive Plan, and

(3)	Registration Statements (Form S-3 No. 333-217760 and No. 333-225238) pertaining to the Noodles & Company Class A Common Stock.

of our reports dated February 26, 2020, with respect to the consolidated financial statements of Noodles & Company and the effectiveness of internal control over financial reporting of Noodles & Company included in this Annual Report (Form 10-K) of Noodles & Company for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Denver, Colorado
February 26, 2020